EXHIBIT 10.1

VISIONWAVE HOLDINGS, INC.

300 Delaware Avenue, Suite 210 #301

Wilmington, Delaware 19801

July 28, 2026

Matania (Mati) Moskovich

c/o CMFBM - Hareches 21, Modiin, Israel

C.M. Composite Materials Ltd.

Hareches 21, Modiin, Israel

Re: Side Letter — Extension of Belrise Long-Stop Date and Outside Closing Date under the Investment and Share Purchase Agreement, dated as of February 20, 2026, as amended

Ladies and Gentlemen:

Reference is made to (i) that certain Investment and Share Purchase Agreement, dated as of February 20, 2026 (as amended by the First Amendment thereto, dated as of February 26, 2026 (the “First Amendment”), and as the same may be further amended, restated, supplemented, or otherwise modified from time to time, the “Share Purchase Agreement”), by and among VisionWave Holdings, Inc., a public company whose shares of common stock are listed on The Nasdaq Stock Market LLC under the symbol “VWAV” (the “Company” or “Buyer”), Matania (Mati) Moskovich (the “Seller”), and, solely for purposes of acknowledgment and certain covenants therein, C.M. Composite Materials Ltd., an Israeli corporation with registration number 513931980 (“C.M. Composite”); (ii) that certain Loan Agreement, dated as of February 20, 2026, by and between the Company, as Lender, and C.M. Composite, as Borrower (the “Loan Agreement”); and (iii) that certain Side Letter, dated as of March 11, 2026, by and among the Company, C.M. Composite, Giza Zinger Even Mezzanine, Limited Partnership, and the Seller (the “March Side Letter”). Capitalized terms used but not otherwise defined in this letter agreement (this “Side Letter”) have the respective meanings ascribed to them in the Share Purchase Agreement.

The parties acknowledge that, pursuant to the First Amendment: (a) the Company’s obligation to consummate the purchase of the Purchased Shares and the other transactions contemplated by the Share Purchase Agreement is expressly conditioned upon the satisfaction (or waiver by the Company in its sole and absolute discretion) of the Belrise Condition; (b) Section 2.3 of the Share Purchase Agreement, as amended and restated by the First Amendment, provides that the Closing shall take place no later than June 30, 2026 (or such later date as mutually agreed by the parties) (the “Outside Closing Date”); and (c) the Company is permitted to terminate the Share Purchase Agreement if the Belrise Condition has not been satisfied (or waived by the Company) on or before March 31, 2026 (the “Belrise Long-Stop Date”), subject to the terms and conditions set forth in the First Amendment. The parties desire to extend the Belrise Long-Stop Date and the Outside Closing Date as set forth herein.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.       Extension of the Belrise Long-Stop Date. The Belrise Long-Stop Date is hereby extended from March 31, 2026 to December 31, 2026, effective retroactively as of March 31, 2026. Accordingly, each reference in the Share Purchase Agreement (including the First Amendment) to the “Belrise Long-Stop Date” or to “March 31, 2026” in connection therewith shall be deemed to refer to December 31, 2026. The Company shall be entitled to terminate the Share Purchase Agreement, without liability, if the Belrise Condition has not been satisfied (or waived by the Company in its sole and absolute discretion) on or before December 31, 2026; provided, that the Company may not so terminate if it is then in material breach of its obligations under the Share Purchase Agreement.

2.       Extension of the Outside Closing Date. The Outside Closing Date set forth in Section 2.3 of the Share Purchase Agreement (as amended and restated by the First Amendment) is hereby extended from June 30, 2026 to December 31, 2026, effective retroactively as of June 30, 2026. Accordingly, Section 2.3 of the Share Purchase Agreement shall be deemed amended to provide that the Closing shall take place remotely no later than December 31, 2026 (or such later date as may be mutually agreed in writing by the parties); provided, that in no event shall the Closing occur unless and until the Belrise Condition has been satisfied (or waived by the Company in its sole and absolute discretion).

3.       No Prior Termination; Waiver; Ratification. Each party acknowledges and agrees that (a) no party has exercised, and no party shall be deemed to have exercised, any right of termination under the Share Purchase Agreement arising from the failure of the Belrise Condition to be satisfied on or before March 31, 2026 or the failure of the Closing to occur on or before June 30, 2026; (b) each party hereby irrevocably waives any right to terminate the Share Purchase Agreement, and any claim, right, or remedy, in each case solely to the extent arising from the passage of the original Belrise Long-Stop Date or the original Outside Closing Date prior to the date hereof; and (c) the Share Purchase Agreement remains, and at all times since its execution has remained, in full force and effect. For the avoidance of doubt, nothing in this Section 3 waives, or shall be construed to waive, the Belrise Condition itself, which remains a condition precedent to the Company’s obligation to consummate the Closing, or any other right or remedy of any party under the Share Purchase Agreement, the Loan Agreement, the March Side Letter, or any related agreement.

4.       Limited Effect. Except as expressly set forth in this Side Letter, the Share Purchase Agreement, the Loan Agreement, the March Side Letter, and each other agreement, instrument, and document executed in connection therewith remain unmodified and in full force and effect and are hereby ratified and confirmed in all respects. This Side Letter shall not constitute a waiver, amendment, or modification of any provision of any such agreement except as expressly set forth herein, and shall not establish a course of dealing or a commitment or obligation of any party to agree to any future extension, amendment, waiver, or modification. In the event of any conflict between this Side Letter and the Share Purchase Agreement with respect to the subject matter hereof, this Side Letter shall control.

5.       Representations. Each party represents and warrants to the other parties that (a) it (or, in the case of the Seller, he) has full power, authority, and legal capacity to execute and deliver this Side Letter and to perform its or his obligations hereunder; (b) this Side Letter has been duly executed and delivered by such party and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity; and (c) the execution, delivery, and performance of this Side Letter do not and will not violate, conflict with, or result in a breach of any agreement, instrument, order, judgment, or decree to which such party is a party or by which such party is bound, including, for the avoidance of doubt, the March Side Letter and the Giza Settlement Agreement (as defined in the March Side Letter).

6.       Miscellaneous. This Side Letter shall be governed by, and construed in accordance with, the laws governing the Share Purchase Agreement, and the provisions of the Share Purchase Agreement relating to governing law, jurisdiction, venue, notices, severability, assignment, amendment, and interpretation are incorporated herein, mutatis mutandis. This Side Letter constitutes an instrument delivered under, and forms an integral part of, the Share Purchase Agreement. This Side Letter may be executed in one or more counterparts (including by electronic transmission, DocuSign, or other electronic signature), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Side Letter shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

If the foregoing correctly sets forth our understanding, please so indicate by executing this Side Letter in the space provided below, whereupon this Side Letter shall become a binding agreement among the parties as of the date first written above.

Very truly yours,

VISIONWAVE HOLDINGS, INC.

By: /s/ Douglas Davis

Name: Douglas Davis

Title: CEO

ACKNOWLEDGED AND AGREED as of the date first written above:

SELLER

/s/ Matania (Mati) Moskovich

Matania (Mati) Moskovich

C.M. COMPOSITE MATERIALS LTD.

By: /s/ Matania (Mati) Moskovich

Name: Matania (Mati) Moskovich

Title: Sole Director and Sole Shareholder